Exhibit 10.5

THIS SENIOR SECURED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

MANHATTAN PHARMACEUTICALS, INC.

12% Senior Secured Promissory Note

Note No.: __	November 19, 2008

FOR VALUE RECEIVED, Manhattan Pharmaceuticals, Inc., a Delaware limited liability corporation (the “Company”) with its principal executive office at 48 Wall Street, Suite 1100, New York, New York 10005, promises to pay to the order of ____________ or registered assigns (the “Holder”) on the Maturity Date (as defined in Section 2 below), the principal amount of ________ Dollars ($_______) (the “Principal Amount”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined in Section 7 below), to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees and expenses as and when incurred), incurred in connection with the enforcement and/or collection of this Note.

This Note is one of a series of notes (collectively, the “Secured Notes”) being issued pursuant to the Securities Purchase Agreement (the “SPA”) by and between the Company, the Holder and such other purchasers of Notes (the “Holders”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the SPA.

1. Prepayment. This Note shall be payable at any time and from time to time, in whole or in part, at the election of the Company. Any prepayments of this Note prior to the Maturity Date shall be applied first to the payment of any fees and expenses then owed to the Holder, second, to accrued and unpaid Interest (defined below) and third, to the payment of the Principal Amount then outstanding. Any amounts applied by the Company to the prepayment of any Secured Notes (including this Note) shall be allocated pro rata to all Holders based on the amounts then owed to them with respect to the Secured Notes.

2. Maturity Date. The entire unpaid Principal Amount of this Note, together with all fees and expenses (if any), and accrued, but unpaid, Interest thereon, shall be immediately due and payable at 12:01 a.m. on November 19, 2010 (the “Maturity Date”). In the event that the Maturity Date falls on a Saturday, Sunday or a holiday on which banks in the State of New York are closed, the Maturity Date shall be the first business day occurring immediately after such date.

3. Interest; Etc.

(a) Interest Rate. This Note shall bear interest (the “Interest”) on the outstanding Principal Amount at the rate of twelve (12%) percent per annum. Interest on this Note shall commence accruing on the date hereof and shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Interest shall be compounded quarterly and shall be payable on the Maturity Date as set forth in Section 4 below.

(b) Maximum Rate. In the event that under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

4. Manner of Payment. The Principal Amount, Interest, and all other amounts due under this Note shall be due and payable on the Maturity Date, in lawful money of the United States of America, to the Holder at such address as designated from time to time by the Holder in writing to the Company or by electronic wire funds transfer of immediately available funds pursuant to written instructions provided to the Company by the Holder. All amounts due from the Company to the Holder under this Note shall be made without benefit of any setoff, counterclaim or other defense. All payments on this Note shall be applied first to the payment of fees and expenses, if any, then to accrued but unpaid Interest and then to the payment of the Principal Amount.

5. Security. The Company’s obligations under this Note are secured, pursuant to and in accordance with the terms and conditions of (i) that certain Security Agreement dated as of the date hereof by and between, the Company, the Holder and the Holders (the “Security Agreement”) and (ii) that certain Default Agreement, dated even date herewith, issued by the Company, in favor of the Holder and the Holders (the “Default Agreement”). Forms of the Security Agreement and the Default Agreement are annexed as Exhibit E and Exhibit F, respectively, to the SPA.

6. Covenants of the Company. The Company covenants that so long as any of its obligations under the Notes remain outstanding and unpaid, the Company shall not without the prior written consent of the Holders holding a majority of the then outstanding principal amount of the Secured Notes (the “Requisite Holders”):

(a) Indebtedness of Borrowed Money. Create, incur, assume or suffer to exist any indebtedness for borrowed money except:

(i)	the Notes; and

(ii)	the 10% secured promissory notes of the Company in the aggregate principal amount of $70,000 due March 10, 2009.

(b) Limitation on Contingent Obligations. Guarantee or otherwise be or become liable directly or indirectly for the obligations of any other Person whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of enabling such other Person to pay any obligations, excluding from this restriction, the endorsement of negotiable instruments in the ordinary course of business in the course of collection.

(c) Dividends. Except as expressly provided in the SPA, pay or declare any dividend on any class of its securities or make any other distribution or redeem, purchase or otherwise acquire or retire directly or indirectly any securities, other than redemption of unvested options or restricted stock redeemed by the Company, at cost, in connection upon termination of such persons employment or other engagement with the Company.

(d) Sale of Obligations Owing to the Company. Sell, discount or dispose of notes, accounts receivables, or other obligations owing to the Company, with or without recourse, other than in the normal course of business.

(e) Loans and Advances to Others. Make any loans or advances to any other Person other than loans and advances in the ordinary course of the Company’s business.

(f)	Prohibitions of Fundamental Changes and Acquisitions.

(i)
issue any securities or enter into any agreements to issue securities, or rights, options or warrants for the issuance of any securities, other than (1) issuances under the Company’s 2003 Stock Option Plan, provided that the Company shall not increase the number of shares eligible for issuance thereunder, (2) issuances of Common Stock upon the exercise of options or warrants outstanding on the date hereof, (3) pursuant to the SPA, (4) the issuance of the Warrants and shares of Common Stock issuable upon exercise thereof , (5) the issuance warrants issued to the Placement Agent in connection with the transactions contemplated by the SPA and the shares of Common Stock issuable upon exercise thereof and (6) issuances pursuant to the Joint Venture Agreement, between the Company and Nordic Biotech Venture Fund II K/S. dated January 31, 2008, as amended from time to time (the “JV Agreement”);

(ii)	consolidate with or merge into any other Person;

(iii)
except as may otherwise be required under the Default Agreement, sell, lease, exchange or otherwise dispose of, any of its securities in one transaction or a series of related transactions, or dispose of any of its assets except in the ordinary course of business or make any material change in the present methods of conducting business;

(iv)	except as contemplated by the JV Agreement, acquire the business of any other Person by way of a purchase of securities or of all or substantially all of the assets of such other Person; and

(v)	form any subsidiary; dissolve or liquidate.

(g) Limitation on Liens. Create, assume or suffer to exist any Lien of any kind upon any of its property or assets (including real property leases), income or profits, whether now owned or hereafter acquired, except:

(i)	Liens existing on the date hereof;

(ii)	Liens and security interests in favor of Holders securing the Company’s obligations under the Notes;

(iii)	Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company;

(iv)	deposits to secure the performances of leases, contracts, surety bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; and

(v)
carriers’, warehousemen’s, mechanics’ or other like liens arising in the ordinary course of business for sums not yet due for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings.

(h) Expenditures. Make capital expenditures or commitments for such expenditures, in any fiscal year, in excess of an aggregate of $50,000 in such year.

(i) Change in Business. Engage, directly or indirectly, in any business other than its current business.

(j) Transactions with Affiliates. Enter into any transaction including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any of its Affiliates except with respect to (i) any employment agreement or amendment to an existing employment agreement, (ii) any transaction with Hedrin Pharmaceuticals K/S or Hedrin Pharmaceuticals General Partner ApS or (iii) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company and upon terms not less favorable to the Company than it could obtain in a comparable arm’s length transaction with a third party other than such Affiliate.

7. Events of Defaults and Remedies

7.1 Event of Default. An “Event of Default” shall exist if any one or more of the following shall occur:

(a) failure by the Company to pay any of its obligations under the Notes when due, whether on the date fixed for payment or by acceleration or otherwise; or

(b) if any representation or warranty made by the Company in any of the Transaction Documents or in any certificate, financial or other statement furnished at the time of closing or pursuant to any other Transaction Document shall prove to have been untrue or misleading in any material respect at the time made which shall not have been cured within ten (10) days of the Company’s receipt of the Holder written notice to the Company; or

(c) default by the Company in the performance or observance of any covenant or agreement contained in this Note, the SPA and/or in any other Transaction Document which is not cured within any applicable grace period for therein, if any; or

(d) a final judgment for the payment of money in excess of $50,000 shall be rendered against the Company, and such judgment shall remain undischarged for a period of sixty (60) days from the date of entry thereof unless within such sixty (60) day period such judgment shall be stayed, and appeal taken therefrom and the execution thereon stayed during such appeal, other than any judgment arising out of the enforcement of the arbitration award or otherwise in favor of Swiss Pharma Contract LTD (as described in the Company’s Confidential Private Placement Memorandum); or

(e) The Company shall:

(i)
apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its properties, or make a general assignment for the benefit of creditors;

(ii)
in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its properties, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;

(iii)
permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(iv)	take any corporate action authorizing, or in furtherance of, any of the foregoing;

(f) the Security Agreement shall cease at any time after its execution and delivery and for any reason to create a valid first priority security interest in and to the property subject thereto or the validity or priority of such security interest shall be contested by the Company or any of its Affiliates or by any other Person; or any of the other Transaction Documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by the Company or any of its Affiliates or by any other Person.

(g) Cross-Default. The Company shall default in the payment when due (including any applicable grace period) of any amount payable under any other obligation of the Company for money borrowed in excess of $50,000, which default shall continue uncured for three (3) business days;

(h) Cross-Acceleration. Any indebtedness for borrowed money of the Company (1) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (2) shall not be paid as and when the same becomes due and payable including any applicable grace period, except in each case with respect to trade payables and expense accruals;

7.2 Remedies. Upon the occurrence of an Event of Default, specified in Section 7.1(e) above, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand. Upon the occurrence of an Event of Default other than those specified in Section 7.1(e), the Requisite Holders and/or the Placement Agent may declare, at their option, so long as the Event of Default is continuing at the time notice thereof is given, upon five (5) days’ notice or demand, the Secured Notes to be immediately due and payable. In any case, the Secured Notes shall become due and payable without presentment, demand or protest, all of which are hereby expressly waived. Upon the occurrence of an Event of Default and after the expiration of any grace period therefor specified herein, the Holder and/or the Placement Agent shall thereupon have, in addition to any rights it may have to proceed directly against the Company as a result of such default, the rights, benefits, and remedies afforded to it under any of the Transaction Documents. The Company agrees that the Holder and the Placement Agent may or may not proceed, as each determines in their sole discretion, with any or all other rights, benefits, and remedies which they may have against the Company. The rights afforded to the Holder and the Placement Agent under all of the foregoing shall be cumulative.

8. Amendments and Waivers.

(a) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the Requisite Holders, provided, that any such amendment, modification or waiver must apply to all outstanding Secured Notes.

(b) No failure or delay on the part of the Holder to exercise any right, power or privilege under this Note and no course of dealing between the Company and the Holder shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Requisite Holders shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) To the extent that the Company makes a payment or payments to the Holder, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(d) After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the Holder a copy thereof.

9. Miscellaneous.

(a) Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

(b) Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below; (c) three (3) business days after deposit in the U.S. mail with first class or certified mail, return receipt requested, postage prepaid, and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To Holder:	To the Company:

Manhattan Pharmaceuticals, Inc.
48 Wall Street, Suite 1100 New York, New York 10005
Attn: Douglas Abel Chief Executive Officer
Fax Number:	Fax Number: (212) 582-3957

(c) Notice of Certain Transactions. In case at any time:

(i) There shall be any capital reorganization of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a wholly owned subsidiary of the Company in which merger the Company is the continuing corporation and which does not result in any reclassification); or

(ii) There shall be a voluntary or involuntary dissolution; liquidation or winding-up of the Company; or

(iii) The occurrence of an Event of Default, a default and/or breach of any provision of this Note and/or any Transaction Document and/or any event occurs that with the passage of time or otherwise could result in an Event of Default;

then, in any one or more of said cases, the Company shall cause to be mailed to the Holder at the earliest practicable time (and, in any event not less than twenty (20) days before any record date or other date set for definitive action, if any need be taken), written notice of the date on which the books of the Company shall close for such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on this Note.

Nothing herein shall be construed as the consent of the Holder to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.

(d) Expenses. The Company agrees to pay all costs and expenses, including, but not limited to, reasonable attorneys’ fees and costs of suit and preparation therefor (as and when incurred), incurred in connection with the collection and enforcement of this Note.

(e) Assignment. The rights, interests and obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder. The Holder is entitled to assign its rights hereunder, subject to compliance with applicable securities laws.

(f) Partial Invalidity. In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(g) Governing Law; Venue; Waiver Of Jury Trial. This Note shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Note, shall be brought solely and exclusively in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding (including, but not limited to, any motions made), the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements. The Company and Holders hereby waive all rights to a trial by jury.

(h) Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

Manhattan Pharmaceuticals, Inc.

By:
Name: Michael McGuinness
Title: Chief Financial Officer